Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer

	Telephone:	(360) 828-0700

BBSI DECLARES QUARTERLY CASH DIVIDEND

AND ANNOUNCES INVESTMENT CONFERENCE PRESENTATION

VANCOUVER, WASHINGTON, May 18, 2007 - Barrett Business Services, Inc. (Nasdaq trading symbol: BBSI) announced today that its board of directors has approved a regular quarterly cash dividend of $0.07 per share. The cash dividend will be paid on June 14, 2007 to all stockholders of record as of May 31, 2007.

In addition, the Company announced that William W. Sherertz, President and Chief Executive Officer, will speak to the investment community at The 6th Annual JMP Securities Research Conference on May 23, 2007. Mr. Sherertz's presentation at the conference will be simultaneously webcast over the Internet.

Mr. Sherertz is scheduled to speak on Wednesday, May 23, 2007 at approximately 12 noon Pacific Time. Interested investors can listen to the live audio webcast of the presentation and view supplemental financial information by accessing the company's web site www.barrettbusiness.com and proceeding to the investor relations portion of the site and then to webcasts. A replay of the audio webcast will be available on Barrett's web site for thirty days after posting. The webcast is also accessible at http://www.wsw.com/webcast/jmp4/bbsi/.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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